Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

of Nuvelo, Inc.:

We consent to the use of our report dated March 15, 2006, with respect to the consolidated balance sheet of Nuvelo, Inc. and subsidiary as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California
December 19, 2007